Exhibit 99.1

Cornerstone OnDemand Signs Agreement to Acquire Sonar Limited

Acquisition Accelerates Cornerstone’s Strategy to Penetrate the Small Business Market

•	Company capitalizes on disruption in talent management market caused by recent consolidation

•	Products to remain separate, preserving Cornerstone’s 100 percent organically developed solutions for enterprise and mid-market clients

•	Sonar’s cloud-based talent management solution to be rebranded as a Cornerstone solution specifically for small businesses

SANTA MONICA, Calif, March 8, 2012 – Cornerstone OnDemand (NASDAQ:CSOD), a global leader in cloud-based talent management solutions, today announced that the company has entered into an agreement to acquire privately held Sonar Limited (“Sonar6”). Based in Auckland, New Zealand, Sonar6 is a leading provider of cloud-based talent management solutions serving small businesses globally. The acquisition will combine two of the talent management industry’s most innovative providers and allows Cornerstone to strengthen its ability to serve clients of all sizes. Additionally, Cornerstone expects that the acquisition will accelerate the Company’s momentum in the small business (SMB) market.

Following the acquisition, Sonar6 will be rebranded as a Cornerstone solution specifically for small businesses. The companies will not integrate their products and Sonar6 solutions will remain separate to preserve Cornerstone’s 100 percent organically developed solution for enterprise and mid-market clients.

Sonar6 will bring more than 375 global clients to Cornerstone. Cornerstone will continue to operate Sonar6 in Auckland, and Sonar6 employees are expected to remain in their current roles after the transaction closes. Sonar6 CEO and co-founder Michael Carden will be appointed as Cornerstone’s newly-created position of Vice President of Small Business Operations. In addition, co-founder Mark Hellier will continue his role driving innovation as Head of Products for Small Business Operations.

“The recent consolidation in the talent management space has disrupted the market and created many opportunities for Cornerstone,” said Adam Miller, President and CEO of Cornerstone OnDemand. “ERP vendors are now engrossed with integrating disparate enterprise systems, and we saw a clear opening to accelerate our growth strategy and penetrate the SMB market. Sonar6 has built a reputation as the leading talent management solution for small businesses. Together, we plan to expand Cornerstone’s global market opportunity.”

Sonar6 is renowned in the talent management industry for its distinct ability to engage employees with its highly interactive technology. Like Cornerstone, Sonar6 offers a completely organic, cloud-based solution. Sonar6’s innovative, graphical approach to talent management has won numerous accolades, including Gartner’s “Cool Vendors” and HR Executive magazine’s list of “Top Ten HR Products.”

“Cornerstone OnDemand and Sonar6 share a vision for empowering employees and creating an engaged workforce,” said Michael Carden. “We are extremely excited about joining the Cornerstone team.”

Under the terms of the share purchase agreement and subject to certain purchase price adjustments described therein, Cornerstone will pay approximately $13 million in cash and $1 million in equity for Sonar6 and enter into employment agreements with certain employees. Cornerstone does not expect that this transaction will have a material impact on its non-GAAP financial metrics in 2012. Cornerstone management plans to discuss additional details regarding this transaction on the company’s first quarter 2012 earnings conference call.

Cornerstone expects to complete the transaction within 45 days, subject to certain closing conditions.

About Sonar Limited

Based in Auckland, New Zealand, Sonar Limited (“Sonar6”) has provided online performance management and succession planning solutions to companies around the world since 2004. Sonar6’s stunning graphics-based approach to performance reviews has won numerous awards and plaudits, including Gartner’s “Cool Vendors” and HR Executive magazine’s list of “Top Ten HR Products.” www.sonar6.com.

About Cornerstone OnDemand

Cornerstone OnDemand is a leading global provider of a comprehensive learning and talent management solution. We enable organizations to meet the challenges they face in empowering their people and maximizing the productivity of their human capital. Our integrated software-as-a-service (SaaS) solution consists of the Cornerstone Recruiting Cloud*, the Cornerstone Performance Cloud, the Cornerstone Learning Cloud and the Cornerstone Extended Enterprise Cloud. Our clients use our solution to develop employees throughout their careers, engage all employees effectively, improve business execution, cultivate future leaders, and integrate with their external networks of customers, vendors and distributors. We currently empower over 7.5 million users across 179 countries and in 31 languages.

* Anticipated availability in early 2012

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Cornerstone OnDemand’s future product plans, implementation of strategy and business growth. Any forward-looking statements contained in this press release are based upon Cornerstone OnDemand’s historical performance and its current plans and expectations and are not a representation that such plans or expectations will be achieved. These forward-looking statements represent Cornerstone OnDemand’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Cornerstone OnDemand disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to attract new clients; the extent to which clients renew their subscriptions for our solution; our ability to compete as the talent management provider for organizations of all sizes; changes in the proportion of our client base that is comprised of enterprise or mid-sized organizations; our ability to manage our growth, including additional headcount and entry into new geographies; the timing and success of solutions offered by our competitors; unpredictable macro-economic conditions; reductions in information technology spending; the success of our new product and service introductions; a disruption in our hosting network infrastructure; costs and reputational harm that could result from defects in our solution; the success of our strategic relationships with third parties; the loss of any of our key employees; increased demands on our infrastructure and costs associated with operating as a public company; failure to protect our intellectual property; acts of terrorism or other vandalism, war or natural disasters; changes in current tax or accounting rules; and other risks and uncertainties. Further information on potential factors that could affect actual results is included in Cornerstone OnDemand’s reports filed with the SEC, including its Form 10-K filed with the SEC on March 6, 2012.

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